Exhibit 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Fourth Quarter and Fiscal 2019 Results

•	Fourth quarter fiscal 2019 results

◦	Net sales $1.1 billion, growth of 1.3%

◦	Diluted EPS $2.82; adjusted diluted EPS $2.81, decline of 1.1%

•	Full year fiscal 2019 results

◦	Net sales $3.5 billion, growth of 1.6%

◦	Diluted EPS $5.85; adjusted diluted EPS $6.46, growth of 2.7%

•	Returned $287 million to shareholders through share repurchases and dividends in fiscal 2019

•	Board of Directors authorizes new $500 million share repurchase program and 20% increase in quarterly dividend to $0.60 per share

•	Full year fiscal 2020 outlook: net sales growth of 2% to 3%; adjusted diluted EPS growth of 4% to 6%
ATLANTA, February 24, 2020 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2019 results.
“We achieved our fourth quarter sales objective with growth driven by our retail and international businesses,” said Michael D. Casey, Chairman and Chief Executive Officer. “During the November and December holiday period, we saw good demand for our brands with comparable retail sales up over 2%. Profitability in the quarter was lower than last year, and reflects continued investments in our business and higher inventory-related costs.
“For the year, Carter’s is reporting a record level of sales, earnings and cash flow, and its 31st consecutive year of sales growth. In 2019, Carter’s strengthened its leading share of the $27 billion U.S. young children’s apparel market. Our growth was driven by the success of our exclusive brands designed for the largest retailers of young children’s apparel in North America, and stronger omni-channel capabilities in our direct-to-consumer business.
“In 2020, we are forecasting good growth in sales and profitability enabled by the strength of our brands and extensive market distribution capabilities throughout the world.”

Consolidated Results
Fourth Quarter of Fiscal 2019 compared to Fourth Quarter of Fiscal 2018
Consolidated net sales increased $14.1 million, or 1.3%, to $1.1 billion, principally driven by growth in the Company’s U.S. Retail and International segments. Favorable changes in foreign currency exchange rates improved consolidated net sales in the fourth quarter of fiscal 2019 by $0.3 million.
Operating income in the fourth quarter of fiscal 2019 decreased $7.8 million, or 4.6%, to $162.8 million, compared to $170.6 million in the fourth quarter of fiscal 2018. Operating margin in the fourth quarter of fiscal 2019 decreased 90 basis points to 14.8%, compared to 15.7% in the fourth quarter of fiscal 2018.
Adjusted operating income (a non-GAAP measure) decreased $8.3 million, or 4.9%, to $162.2 million, compared to $170.5 million in the fourth quarter of fiscal 2018. Adjusted operating margin (a non-GAAP measure) decreased 100 basis points to 14.7%, compared to 15.7% in the fourth quarter of fiscal 2018. This decline reflected higher inventory provisions, lower royalty income due to business model changes, and increased investments in technology, partially offset by higher sales and profitability in U.S. eCommerce and the elimination of operating losses in China due to changes in the Company’s business model in this market.
Net income in the fourth quarter of fiscal 2019 decreased $5.4 million, or 4.1%, to $125.1 million, or $2.82 per diluted share, compared to $130.6 million, or $2.83 per diluted share, in the fourth quarter of fiscal 2018.
Adjusted net income (a non-GAAP measure) decreased $6.2 million, or 4.7%, to $124.7 million, compared to $130.9 million in the fourth quarter of fiscal 2018. Adjusted earnings per diluted share (a non-GAAP measure) decreased 1.1% to $2.81, compared to $2.84 in the fourth quarter of fiscal 2018.
Fiscal Year 2019 compared to Fiscal Year 2018
Consolidated net sales increased $57.0 million, or 1.6%, to $3.5 billion, driven by growth in the Company’s U.S. Retail and U.S. Wholesale segments. Changes in foreign currency exchange rates adversely affected consolidated net sales in fiscal 2019 by $6.1 million. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 1.8% in fiscal 2019.
Operating income in fiscal 2019 decreased $19.6 million, or 5.0%, to $371.9 million, compared to $391.4 million in fiscal 2018. Fiscal 2019 results included a $30.8 million non-cash charge related to the write-down of the Skip Hop tradename, expenses of $1.6 million related to organizational restructuring, and a total of $3.4 million in favorable changes in estimates and recoveries related to China business model changes, store restructuring, and customer bankruptcy matters. Fiscal 2018 results included $15.9 million in net charges, principally related to the Toys “R” Us bankruptcy and the Company’s business model change in China. Operating margin in fiscal 2019 decreased 70 basis points to 10.6%, compared to 11.3% in fiscal 2018.
Adjusted operating income (a non-GAAP measure) decreased $6.3 million, or 1.6%, to $401.0 million, compared to $407.3 million in fiscal 2018. Adjusted operating margin decreased 40 basis points to 11.4%, compared to 11.8% in fiscal 2018, reflecting changes in customer and product mix within U.S. Wholesale, higher performance-based compensation, lower royalty income due to business model changes, and increased investments in technology, partially offset by higher sales and profitability in U.S. eCommerce and the elimination of operating losses in China due to the Company’s business model change.
Net income in fiscal 2019 decreased $18.3 million or 6.5%, to $263.8 million, or $5.85 per diluted share, compared to $282.1 million, or $6.00 per diluted share, in fiscal 2018. Fiscal 2019 earnings included after-tax net charges totaling $27.9 million, comprised of $6.0 million related to early extinguishment of debt, the Skip Hop tradename impairment charge, organizational restructuring, and the favorable changes in estimates and recoveries noted above. Fiscal 2018 earnings include after-tax net expenses totaling $13.4 million, principally related to Toys “R” Us bankruptcy charges and business model change in China.
Adjusted net income (a non-GAAP measure) decreased $3.8 million, or 1.3%, to $291.7 million, compared to $295.4 million in fiscal 2018. Adjusted earnings per diluted share increased 2.7%, to $6.46, compared to $6.29 in fiscal 2018.
Cash flow from operations in fiscal 2019 was $387.2 million compared to $356.2 million in fiscal 2018.  The increase primarily reflected changes in net working capital.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
U.S. Retail Segment
Fourth Quarter of Fiscal 2019 compared to Fourth Quarter of Fiscal 2018
U.S. Retail segment sales increased $13.5 million, or 2.2%, to $619.9 million. U.S. Retail comparable sales increased 1.6%, driven by growth in eCommerce sales.
In the fourth quarter of fiscal 2019, the Company opened 20 stores and closed three stores in the United States.
Fiscal Year 2019 compared to Fiscal Year 2018
U.S. Retail segment sales increased $33.0 million, or 1.8%, to $1.9 billion. U.S. Retail comparable sales increased 0.4%, driven by growth in eCommerce sales.
In fiscal 2019, the Company opened 43 stores and closed 25 stores1 in the United States. As of the end of the fourth quarter of fiscal 2019, the Company operated 862 retail stores in the United States.
U.S. Wholesale Segment
Fourth Quarter of Fiscal 2019 compared to Fourth Quarter of Fiscal 2018
U.S. Wholesale segment sales decreased $2.5 million, or 0.7%, to $348.9 million, reflecting an $8.8 million decrease in off-price channel sales and increased demand for the Company’s exclusive Carter’s brands.
Fiscal Year 2019 compared to Fiscal Year 2018
U.S. Wholesale segment sales increased $25.0 million, or 2.1%, to $1.2 billion, reflecting increased demand for the Company’s exclusive Carter’s brands.

1 Excludes five temporary Skip Hop stores that were closed in January 2019.

International Segment
Fourth Quarter of Fiscal 2019 compared to Fourth Quarter of Fiscal 2018
International segment sales increased $3.1 million, or 2.4%, to $131.7 million, reflecting growth in Canada and markets outside of North America, partially offset by the change in the Company’s business model in China. Favorable changes in foreign currency exchange rates improved International segment net sales in the fourth quarter of fiscal 2019 by $0.3 million. On a constant currency basis (a non-GAAP measure), International segment net sales increased 2.2%.
Fiscal Year 2019 compared to Fiscal Year 2018
International segment sales decreased $0.9 million, or 0.2%, to $429.5 million, reflecting the change in the Company’s business model in China and unfavorable movements in foreign currency exchange rates, partially offset by higher demand in Canada and growth in markets outside of North America. Changes in foreign currency exchange rates adversely affected International segment net sales in fiscal 2019 by $6.1 million. On a constant currency basis (a non-GAAP measure), International segment net sales increased 1.2%.
As of the end of fiscal 2019, the Company operated 201 retail stores in Canada and 46 retail stores in Mexico.
Return of Capital Initiatives
As part of the Company’s ongoing commitment to return capital to shareholders, the Company’s Board of Directors on February 13, 2020 authorized a new $500 million share repurchase program and approved a 20% increase ($0.10 per share) in its quarterly cash dividend, to $0.60 per share, for payment on March 20, 2020, to shareholders of record at the close of business on March 6, 2020.
From the beginning of fiscal 2007 through fiscal 2019, the Company has returned a total of $2.1 billion to shareholders through share repurchases and dividends, and retired approximately 42% of its outstanding shares.
The share repurchase authorization announced today permits the Company to repurchase shares of its common stock up to $500 million, in addition to approximately $172 million remaining under previous authorizations. Such purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity being at the discretion of the Company's management depending on market conditions, stock price, other investment priorities, and other factors. These share repurchase authorizations have no expiration date.
Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
Return of Capital Activity
In the fourth quarter and fiscal year 2019, the Company returned to shareholders a total of $71.5 million and $286.5 million, respectively, through share repurchases and cash dividends as described below.
Share Repurchases
During the fourth quarter of fiscal 2019, the Company repurchased and retired 499,552 shares of its common stock for $49.4 million at an average price of $98.98 per share. During fiscal 2019, the

Company repurchased and retired 2,107,472 shares for $196.9 million at an average price of $93.43 per share.
Fiscal 2020 year-to-date through February 21, 2020, the Company has repurchased and retired a total of 220,943 shares for $24.1 million at an average price of $108.94 per share.
All shares were repurchased in open market transactions pursuant to applicable regulations for such share repurchases.
Dividends
During the fourth quarter of fiscal 2019, the Company paid a cash dividend of $0.50 per share totaling $22.1 million. In fiscal 2019, the Company paid quarterly cash dividends of $0.50 per share each quarter totaling $89.6 million.
2020 Business Outlook
For fiscal 2020 (a 53 week fiscal year), the Company projects net sales will increase approximately 2% to 3% and adjusted diluted earnings per share will increase approximately 4% to 6% compared to adjusted diluted earnings per share of $6.46 in fiscal 2019. This forecast for fiscal 2020 adjusted diluted earnings per share excludes anticipated expenses of approximately $10 million to $12 million related to organizational restructurings. Such restructurings include streamlining the Company’s retail field organization, improving distribution center staffing models, and relocating and consolidating various functions into its Atlanta office.
For the first quarter of fiscal 2020, the Company projects net sales will be comparable to the first quarter of fiscal 2019 and adjusted diluted earnings per share will be approximately $0.60 compared to adjusted diluted earnings per share of $0.87 in the first quarter of fiscal 2019. This forecast for first quarter fiscal 2020 adjusted diluted earnings per share contemplates: 1) increased investments in information technology, new stores, and marketing, and 2) lower royalty income reflecting the conclusion of a licensing agreement. This forecast for first quarter fiscal 2020 adjusted diluted earnings per share excludes anticipated expenses of approximately $10 million to $12 million related to organizational restructurings.
The Company is closely monitoring the outbreak of a respiratory illness caused by a novel coronavirus that was first detected in Wuhan, China. The virus has affected several industries within China, including textile production and manufacturing. The Company plans to source approximately 15% of its products from China in 2020. Additionally, the Company’s suppliers throughout Asia source a significant amount of fabric from China. Travel restrictions delayed the return of factory workers following the recent conclusion of the Chinese New Year holiday. The Company’s suppliers have not yet determined, with certainty, the impact of production delays. Accordingly, the financial impact of any delayed receipts from China is not known at this time. The Company’s guidance for fiscal year 2020 and the first quarter of fiscal 2020 does not include any adjustments for potential effects of the coronavirus situation.
The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company’s executive management to assess the Company’s performance.

Adoption of New Accounting Standards
Beginning in fiscal 2019, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 842, Leases (“ASC 842”), which requires substantially all of its operating leases, including retail leases, to be recorded on the balance sheet as a right-of-use asset and lease liability. The adoption of ASC 842 had a material impact on the Company’s consolidated balance sheets, but did not have a material impact on its consolidated statements of operations or statements of cash flows.
Conference Call
The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2019 results and its business outlook on February 24, 2020 at 8:30 a.m. Eastern Standard Time. To participate in the call, please dial 323-994-2093. To listen to a live broadcast via the internet and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through March 25, 2020, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 6011583. The replay will also be archived online on the “Webcasts & Presentations” page noted above.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through over 1,100 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws relating to our future performance, including statements with respect to our anticipated financial results for the first quarter of fiscal 2020 and fiscal year 2020, and estimates and drivers of our sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among those risks are those related to: financial difficulties for one or more of our major customers; an overall decrease in consumer spending; our products not being accepted in the marketplace; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor; our foreign sourcing arrangements; disruptions in our supply chain (including as a result of the recent novel coronavirus outbreak); the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; and changes in our tax obligations, including additional customs duties or tariffs. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$1,100,523	$1,086,379	$3,519,286	$3,462,269
Cost of goods sold	633,047	618,781	2,010,736	1,964,786
Gross profit	467,476	467,598	1,508,550	1,497,483
Royalty income, net	7,266	10,357	34,637	38,930
Selling, general, and administrative expenses	311,975	307,358	1,140,515	1,144,980
Intangible asset impairment	—	—	30,800	—
Operating income	162,767	170,597	371,872	391,433
Interest expense	8,950	8,779	37,617	34,569
Interest income	(366)	(53)	(1,303)	(527)
Other (income) expense, net	(691)	888	(217)	1,416
Loss on extinguishment of debt	—	—	7,823	—
Income before income taxes	154,874	160,983	327,952	355,975
Provision for income taxes	29,727	30,422	64,150	73,907
Net income	$125,147	$130,561	$263,802	$282,068

Basic net income per common share	$2.84	$2.85	$5.89	$6.06
Diluted net income per common share	$2.82	$2.83	$5.85	$6.00
Dividend declared and paid per common share	$0.50	$0.45	$2.00	$1.80

CARTER’S, INC.
CONDENSED BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	For the fiscal quarter ended				For the fiscal year ended
	December 28, 2019	% of total sales	December 29, 2018	% of total sales	December 28, 2019	% of total sales	December 29, 2018	% of total sales
Net sales:
U.S. Retail	$619,868	56.3%	$606,330	55.8%	$1,884,150	53.5%	$1,851,193	53.5%
U.S. Wholesale	348,932	31.7%	351,415	32.3%	1,205,646	34.3%	1,180,687	34.1%
International	131,723	12.0%	128,634	11.9%	429,490	12.2%	430,389	12.4%
Total net sales	$1,100,523	100.0%	$1,086,379	100.0%	$3,519,286	100.0%	$3,462,269	100.0%

Operating income:		Operating margin		Operating margin		Operating margin		Operating margin
U.S. Retail (a) (b) (h)	$101,307	16.3%	$102,698	16.9%	$225,874	12.0%	$224,784	12.1%
U.S. Wholesale (c) (h)	67,377	19.3%	75,799	21.6%	212,558	17.6%	224,194	19.0%
International (d) (e) (h)	21,299	16.2%	18,746	14.6%	36,650	8.5%	39,253	9.1%
Corporate expenses (f) (g)	(27,216)	2.5%	(26,646)	2.5%	(103,210)	2.9%	(96,798)	2.8%
Total operating income	$162,767	14.8%	$170,597	15.7%	$371,872	10.6%	$391,433	11.3%

(a)	Fiscal year ended December 28, 2019 includes a $0.7 million reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017.

(b)	Fiscal year ended December 29, 2018 includes insurance recovery of approximately $0.4 million associated with storm-related store closures.

(c)
Fiscal quarters ended December 28, 2019 and December 29, 2018 include recovery claim settlements of $0.6 million and $1.9 million, respectively, related to a customer bankruptcy in fiscal 2018. Fiscal year ended December 29, 2018 includes $10.9 million of net charges related to the same customer bankruptcy.

(d)	Fiscal year ended December 28, 2019 includes a benefit of $2.1 million related to the favorable recovery in value of China-related inventories.

(e)	Fiscal quarter and fiscal year ended December 29, 2018 include costs of approximately $1.8 million and $5.3 million, respectively, associated with changes to the Company's business model in China.

(f)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, legal, consulting, and audit fees.

(g)	Fiscal year ended December 28, 2019 includes $1.6 million in charges related to organizational restructuring.

(h)
Fiscal year ended December 28, 2019 include tradename impairment charges of $19.1 million, $10.5 million, and $1.2 million recorded to the U.S. Wholesale, International, and U.S. Retail segments, respectively.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	December 28, 2019	December 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$214,311	$170,077
Accounts receivable, net	251,005	258,259
Finished goods inventories, net	593,987	574,226
Prepaid expenses and other current assets	48,454	40,396
Total current assets	1,107,757	1,042,958
Property, plant, and equipment, net	320,168	350,437
Operating lease assets	687,024	—
Tradenames, net	334,642	365,692
Goodwill	229,026	227,101
Customer relationships, net	41,126	44,511
Other assets	33,374	28,159
Total assets	$2,753,117	$2,058,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$183,641	$199,076
Current operating lease liabilities	160,228	—
Other current liabilities	131,631	128,345
Total current liabilities	475,500	327,421
Long-term debt, net	594,672	593,264
Deferred income taxes	74,370	87,347
Long-term operating lease liabilities	664,372	—
Other long-term liabilities	64,073	181,393
Total liabilities	$1,872,987	$1,189,425

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at December 28, 2019 and December 29, 2018	$—	$—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 43,963,103 and 45,629,014 shares issued and outstanding at December 28, 2019 and December 29, 2018, respectively	440	456
Accumulated other comprehensive loss	(35,634)	(40,839)
Retained earnings	915,324	909,816
Total stockholders’ equity	880,130	869,433
Total liabilities and stockholders’ equity	$2,753,117	$2,058,858

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal year ended
	December 28, 2019	December 29, 2018
Cash flows from operating activities:
Net income	$263,802	$282,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,207	85,936
Amortization of intangible assets	3,747	3,717
Intangible asset impairment	30,800	—
Amortization of debt issuance costs	1,437	1,746
Stock-based compensation expense	16,529	14,673
Unrealized foreign currency exchange (gain) loss, net	(564)	271
Provisions for (recoveries of) doubtful accounts receivable from customers	(220)	15,801
Loss on disposal of property, plant, and equipment, net of recoveries	452	995
Loss on extinguishment of debt	7,823	—
Deferred income taxes	(13,300)	(1,018)
Effect of changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	8,121	(34,448)
Finished goods inventories	(16,683)	(30,646)
Prepaid expenses and other assets	(699,036)	12,121
Accounts payable and other liabilities	692,100	4,982
Net cash provided by operating activities	$387,215	$356,198
Cash flows from investing activities:
Capital expenditures	$(61,419)	$(63,783)
Acquisition of businesses, net of cash acquired	—	96
Disposals and recoveries from property, plant, and equipment	749	380
Net cash used in investing activities	$(60,670)	$(63,307)
Cash flows from financing activities:
Proceeds from senior notes due 2027	$500,000	$—
Payment of senior notes due 2021	(400,000)	—
Premiums paid to extinguish debt	(5,252)	—
Payments of debt issuance costs	(5,793)	(968)
Borrowings under secured revolving credit facility	265,000	290,000
Payments on secured revolving credit facility	(361,000)	(315,000)
Repurchases of common stock	(196,910)	(193,028)
Dividends paid	(89,591)	(83,717)
Withholdings of taxes from vesting of restricted stock	(4,328)	(6,830)
Proceeds from exercises of stock options	14,490	10,597
Net cash used in financing activities	$(283,384)	$(298,946)

Net effect of exchange rate changes on cash	1,073	(2,362)
Net increase (decrease) in cash and cash equivalents	$44,234	$(8,417)
Cash and cash equivalents, beginning of fiscal year	170,077	178,494
Cash and cash equivalents, end of fiscal year	$214,311	$170,077

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended December 28, 2019
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$467.5	42.5%	$312.0	28.3%	$162.8	14.8%	$125.1	$2.82
Customer bankruptcy recovery (b)	—		0.6		(0.6)		(0.4)	(0.01)
As adjusted (a) (i)	$467.5	42.5%	$312.5	28.4%	$162.2	14.7%	$124.7	$2.81

	Fiscal year ended December 28, 2019
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$1,508.6	42.9%	$1,140.5	32.4%	$371.9	10.6%	$263.8	$5.85
Intangible asset impairment (c)	—		—		30.8		23.7	0.52
Debt extinguishment loss (d)	—		—		—		6.0	0.13
Organizational restructuring costs (e)	—		(1.6)		1.6		1.3	0.03
Customer bankruptcy recovery (b)	—		0.6		(0.6)		(0.4)	(0.01)
Store restructuring (f)	—		0.7		(0.7)		(0.6)	(0.01)
China business model change (g)	(2.1)		—		(2.1)		(2.1)	(0.05)
As adjusted (a) (i)	$1,506.5	42.8%	$1,140.1	32.4%	$401.0	11.4%	$291.7	$6.46

	Fiscal quarter ended December 29, 2018
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$467.6	43.0%	$307.4	28.3%	$170.6	15.7%	$130.6	$2.83
China business model change (g)	1.5		(0.3)		1.8		1.8	0.04
Customer bankruptcy recovery (b)	—		1.9		(1.9)		(1.4)	(0.03)
As adjusted (a) (i)	$469.1	43.2%	$308.9	28.4%	$170.5	15.7%	$130.9	$2.84

	Fiscal year ended December 29, 2018
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$1,497.5	43.3%	$1,145.0	33.1%	$391.4	11.3%	$282.1	$6.00
Customer bankruptcy charges, net (b)	—		(10.9)		10.9		8.3	0.18
China business model change (g)	3.9		(1.4)		5.3		5.3	0.11
Store restructuring (h)	—		0.4		(0.4)		(0.3)	(0.01)
As adjusted (a) (i)	$1,501.4	43.4%	$1,133.1	32.7%	$407.3	11.8%	$295.4	$6.29

	Fiscal quarter ended March 30, 2019
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$315.9	42.6%	$263.7	35.6%	$60.8	8.2%	$34.5	$0.75
Debt extinguishment loss (d)	—		—		—		6.0	0.13
Organizational restructuring costs (e)	—		(1.6)		1.6		1.3	0.03
China business model change (g)	(2.1)		—		(2.1)		(2.1)	(0.05)
As adjusted (a) (i)	$313.8	42.3%	$262.0	35.4%	$60.3	8.1%	$39.6	$0.87

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)	Related to the Toys "R" Us bankruptcy.

(c)	Related to the write-down of the Skip Hop tradename asset.

(d)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(e)	Costs associated with severance as a result of an organizational restructuring.

(f)	Reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017.

(g)	Net costs associated with transitioning to a full licensing model in China.

(h)	Insurance recovery associated with storm-related store closures.

(i)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	43,688,514	45,437,536	44,402,438	46,160,935
Dilutive effect of equity awards	318,434	348,316	305,514	487,485
Diluted number of common and common equivalent shares outstanding	44,006,948	45,785,852	44,707,952	46,648,420

As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$125,147	$130,561	$263,802	$282,068
Income allocated to participating securities	(1,219)	(1,004)	(2,430)	(2,148)
Net income available to common shareholders	$123,928	$129,557	$261,372	$279,920
Basic net income per common share	$2.84	$2.85	$5.89	$6.06
Diluted net income per common share:
Net income	$125,147	$130,561	$263,802	$282,068
Income allocated to participating securities	(1,212)	(998)	(2,419)	(2,132)
Net income available to common shareholders	$123,935	$129,563	$261,383	$279,936
Diluted net income per common share	$2.82	$2.83	$5.85	$6.00
As adjusted (a):
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$124,725	$130,921	$291,663	$295,445
Income allocated to participating securities	(1,215)	(1,009)	(2,696)	(2,253)
Net income available to common shareholders	$123,510	$129,912	$288,967	$293,192
Basic net income per common share	$2.83	$2.86	$6.51	$6.35
Diluted net income per common share:
Net income	$124,725	$130,921	$291,663	$295,445
Income allocated to participating securities	(1,208)	(1,002)	(2,683)	(2,236)
Net income available to common shareholders	$123,517	$129,919	$288,980	$293,209
Diluted net income per common share	$2.81	$2.84	$6.46	$6.29

(a) In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments presented above. The Company excluded approximately $0.4 million and $27.9 million in after-tax expenses from these results for the quarter and fiscal year ended December 28, 2019, respectively. The Company excluded approximately $0.4 million and $13.4 million in after-tax expenses from these results for the quarter and fiscal year ended December 29, 2018, respectively.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA for the periods indicated to net income, which is the most directly comparable financial measure presented in accordance with GAAP:

	Fiscal quarter ended		Fiscal year ended
(dollars in millions)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income	$125.1	$130.6	$263.8	$282.1
Interest expense	9.0	8.8	37.6	34.6
Interest income	(0.4)	(0.1)	(1.3)	(0.5)
Tax expense	29.7	30.4	64.2	73.9
Depreciation and amortization	25.1	23.4	96.0	89.7
EBITDA	$188.6	$193.1	$460.2	$479.7

Adjustments to EBITDA
Intangible asset impairment (a)	—	—	30.8	—
Debt extinguishment loss (b)	—	—	7.8	—
Organizational restructuring costs (c)	—	—	1.6	—
Customer bankruptcy charges, net (d)	(0.6)	(1.9)	(0.6)	10.9
Store restructuring costs (e)	—	—	(0.7)	(0.4)
China business model change, net (f)	—	1.8	(2.1)	5.3
Adjusted EBITDA	$188.0	$193.1	$497.1	$495.5

(a)	Related to the write-down of the Skip Hop tradename asset.

(b)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(c)	Costs associated with severance as a result of an organizational restructuring.

(d)	Related to the Toys "R" Us bankruptcy.

(e)
Fiscal year ended December 28, 2019 includes a reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017. Fiscal year ended December 29, 2018 includes an insurance recovery associated with storm-related store closures.

(f)	Net costs associated with transitioning to a full licensing model in China.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in the footnotes (a) - (f) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. These measures are used by the Company's executive management to assess the Company's performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and fiscal year ended December 28, 2019:

	Fiscal quarter ended
	Reported Net Sales December 28, 2019	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 28, 2019	Reported Net Sales December 29, 2018	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,100.5	$0.3	$1,100.2	$1,086.4	1.3%	1.3%
International segment net sales	$131.7	$0.3	$131.4	$128.6	2.4%	2.2%

	Fiscal year ended
	Reported Net Sales December 28, 2019	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 28, 2019	Reported Net Sales December 29, 2018	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$3,519.3	$(6.1)	$3,525.4	$3,462.3	1.6%	1.8%
International segment net sales	$429.5	$(6.1)	$435.6	$430.4	(0.2)%	1.2%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.